Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is made as of this 28th day of December, 2010, by United eSystems, Inc., a Nevada corporation, (the “Debtor”), for the benefit of Robert J. Sorrentino, an individual residing in the State of Florida (the “Creditor”).

WHEREAS, the Debtor has requested the Creditor to extend to the Debtor a loan in the principal amount of Five Hundred Thousand Dollars and No Cents ($500,000.00).

WHEREAS, the Creditor is willing to make such loan to the Debtor upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth below, and the mutual benefits to be derived from this Agreement, and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I
Definitions

As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article I or in the provisions, sections or recitals herein:

1.1           “Collateral” shall have the meaning set forth in Section 3.1 of this Agreement.

1.2           “Default Rate”  shall have the meaning set forth in Section 2.6 of this Agreement.

1.3           “Event of Default” shall have the meaning set forth in Section 6.1 of this Agreement.

1.4           “Financing Statement” shall have the meaning set forth in Section 3.2 of this Agreement.

1.5           “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

1.6           “Interest Rate” shall have the meaning set forth in Section 2.3 of this Agreement.

1.7           “Loan” shall have the meaning set forth in Section 2.1 of this Agreement.

1.8           “Loan Documents” shall mean this Agreement, the Note, and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loan.

1.9           “Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, property, operations, condition (financial or otherwise) or prospects, of a Debtor (individually or taken as a whole), (ii) the ability of a Debtor to pay or perform the Indebtedness, (iii) any of the rights of or benefits available to the Creditor under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

1.10           “Note” shall have the meaning set forth in Section 2.2 of this Agreement.

1.11           “Obligations” shall mean all indebtedness, liabilities and other obligations of the Debtor to the Creditor, whether under or in connection with this Agreement, the Note or any other documents or instruments related to this Agreement, including, without limitation, all unpaid principal of the Note, all interest (if any) that may accrue thereon, all fees and all other amounts payable by the Debtor to the Creditor thereunder or in connection therewith.

1.12           “Senior Debt” shall have the meaning set forth in Section 7.1 of this Agreement.

1.13           “Senior Lender” shall have the meaning set forth in Section 7.1 of this Agreement.

1.14           “Senior Loan Documents” shall have the meaning set forth in Section 7.2 of this Agreement.

1.15           “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Louisiana or Mississippi; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Louisiana or Mississippi, the term “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

ARTICLE II
The Loan

2.1           The Loan and Promise to Repay.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, the Creditor hereby agrees to lend to the Debtor an aggregate sum of FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($500,000.00) (the “Loan”).  The Debtor promises to pay the Creditor the unpaid principal amount and interest on the unpaid balance as described herein.

2.2           Promissory Note.  The obligations of the Loan shall be evidenced by this Agreement and a certain Promissory Note dated December 29, 2010 made by the Debtor to the order of the Creditor (the “Note”).

2.3           Calculation of Interest Rate.  The Note shall bear interest from the issue date  (the “Interest Rate”) at the greater of (i) twelve percent (12%) per annum or (ii) the 30-day LIBOR rate, as published in the Wall Street Journal, plus 1,075 basis points.  The Interest Rate will change each time and as of the date that the 30-day LIBOR rate changes.

2.4           Calculation and Schedule of Payments.  Commencing on January 29, 2011 and continuing to and including the same day of each month thereafter, to and including December 29, 2013, the Debtor shall make monthly installments consisting of principal and accrued interest.  Each monthly payment shall consist of a payment equal to $13,888.89 plus the accrued interest that has accrued on the outstanding balance from the month preceding the due date for such payment based on the Interest Rate(s) applicable for that particular month.

2.5           Prepayment and Repayment.  The Note may be prepaid in full or in part at any time without penalty, provided that the prepayment and all repayments shall first be applied against late charges and other outstanding fees, then against accrued interest, and lastly to unpaid principal.

2.6           Default Rate.  Upon the occurrence of an Event of Default (as defined herein), the Loan shall accrue interest at a rate equal to the Interest Rate plus 3% (the “Default Rate”)

ARTICLE III
Security

3.1           Security Interest.  As security for the payment and performance of the Obligations, the Debtor hereby pledges, assigns, transfers, hypothecates and sets over to the Creditor, and hereby grants to the Creditor a security interest in, all of the Debtor’s right, title and interest in, to and under the following property, wherever located and whether now existing or owned or hereafter acquired or arising (collectively, the “Collateral”):  all accounts, accounts receivable, contract rights, rights to payment, chattel paper, electronic chattel paper, commercial tort claims, letter of credit rights and proceeds of letters of credit, documents, securities (including, but not limited to, the capital stock and/or membership interests of the Debtor’s subsidiaries), money and instruments, and investment property, whether held directly or through a securities intermediary, and other obligations of any kind owed to the Debtor; all deposit accounts, and all funds and amounts therein; all inventory; all equipment; all general intangibles and other personal property of the Debtor; and all proceeds, including insurance proceeds, and supporting obligations of any and all of the foregoing.  This Agreement shall create a continuing security interest in the Collateral that shall remain in effect until terminated in accordance with this Agreement.

3.2           Financing Statement.  To the extent necessary to effectuate the transactions contemplated by this Agreement, the Debtor will execute (if requested by the Creditor) one or more financing statements pursuant to the UCC (and any extensions or modifications thereof) (each a “Financing Statement”) and any assignments in form satisfactory to the Creditor, and the Debtor hereby appoints the Creditor its attorney-in-fact to execute any financing statements and continuation statements, and to do, at the Creditor’s option, all acts and things that are commercially reasonable to perfect and continue perfected the security interest created by this Agreement.

ARTICLE IV
Representations and Warranties

4.1           Existence.  The Debtor hereby represents and warrants that it (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Debtor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.

4.2           Compliance with Laws.  The Debtor hereby represents and warrants that it is not in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which could reasonably be expected to have a Material Adverse Effect.

4.3           Location of Principal Place of Business.  The Debtor hereby represents and warrants that its principal place of business is located at 2150 North Highway 190, Covington, Louisiana 70433.

ARTICLE V
Covenants

5.1           Preservation of Collateral.  So long as any of the Obligations remain unsatisfied, the Debtor agrees that the Debtor shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

5.2           Compliance with Law.  So long as any of the Obligations remain unsatisfied, the Debtor agrees that the Debtor shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

5.3           Notification of Change.  So long as any of the Obligations remain unsatisfied, the parties agree that the Debtor shall give prompt written notice to the Creditor of: (i) any change in the location of the Debtor’s principal place of business; (ii) any change in its name; (iii) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading; and (iv) any change in its jurisdiction of organization; provided that the Debtor shall not locate any of the Collateral outside of the United States nor shall Debtor change its jurisdiction of organization to a jurisdiction outside the United States.

5.4           Insurance.  So long as any of the Obligations remain unsatisfied, the Debtor agrees that the Debtor shall carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Debtor operates.

5.5           Dividends or Distributions.  So long as any of the Obligations remain unsatisfied, the Debtor agrees that the Debtor will not make any distributions of any dividends or other property of the Debtor to any of its equity holders, increase any salaries of the officers or directors of the Debtor or the officers or directors of any of the Debtor’s subsidiaries, pay any bonuses to the officers or directors of the Debtor or the officers or directors of any of the Debtor’s subsidiaries, or make any other payments to any of the officers or directors of the Debtor or the officers or directors of any of the Debtor’s subsidiaries outside the ordinary course of business.

5.6           Other Indebtedness.  So long as any of the Obligations remain unsatisfied, the Debtor agrees that the Debtor will not, without the written consent of the Creditor, create, incur, assume or permit to exist any debt except for the following:

(a)	The Loan created hereunder;

(b)        Other debts, including but not limited to loans, promissory notes,  and lines of credit, existing and established prior to the date of this Agreement, including, but not limited to, the Senior Debt (as defined below), and as may be modified from time to time; and

(c)	Other obligations incurred in the ordinary course of business.

5.7           Restriction on the Repayment of Other Indebtedness.  To the extent the Debtor is unable or otherwise fails to make a full payment to the Creditor when it comes due, the Debtor hereby agrees to reduce the payments actually made to all other creditors in proportion to the amount by which the Debtor is unable to pay the Creditor.

ARTICLE VI
Events of Default, Rights and Remedies

6.1           Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)           The failure of the Debtor to pay any payment hereunder within five days of the date on which such payment is due;

(b)           The failure of the Debtor to timely perform or observe any non-monetary term, covenant, condition or obligation contained in the Note, if such failure remains uncured upon expiration of ten days after written notice thereof is given by the Creditor to the Debtor;

(c)           The appointment of a receiver for the property of the Debtor, the assignment for the benefit of creditors by the Debtor, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against the Debtor;

(d)           Any representation or warranty by the Debtor under or in connection with this Agreement, the Note or any other document shall prove to have been incorrect in any material respect when made or deemed made; or

(e)           The failure of the Debtor to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days from the occurrence thereof (unless the Creditor reasonably determines that such failure is not capable of remedy).

6.2           Remedies; Power of Attorney. Upon any Event of Default, the Creditor shall have the right to pursue any of the following remedies separately, successively or simultaneously.

(a)           In such event, the Creditor may pursue any remedy available at law (including those available under the provisions of the UCC), or in equity to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise.

(b)           In such event, the Creditor may file suit and obtain judgment and, in conjunction with any action, the Creditor may seek any ancillary remedies provided by law, including levy of attachment and garnishment.

(c)           In such event, the Creditor may take possession of any the Collateral if not already in its possession without demand and without legal process.  Upon the Creditor’s demand, the Debtor will assemble and make the Collateral available to the Creditor as they direct, and the Debtor grants to the Creditor the right, for this purpose, to peaceably enter into or on any premises where Collateral may be located.

(d)           In such event, without taking possession, the Creditor may sell, lease or otherwise dispose of the Collateral.

6.3           Proceeds from Sales. The cash proceeds actually received from the sale or other disposition or collection of the Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied to the payment of the Obligations.  Any surplus thereof that exists after payment and performance in full of the Obligations shall be promptly paid over to the Debtor or otherwise disposed of in accordance with the UCC or other applicable law.  The Debtor shall remain liable to the Creditor for any deficiency which exists after any sale or other disposition or collection of the Collateral.

ARTICLE VII
Subordination to Senior Lender

7.1           Subordination.  The rights of the Creditor under this Agreement are subject to, and subordinated to, the rights of Thermo Credit, LLC, a Colorado limited liability company (the “Senior Lender”) until such time as the Debtor has fully repaid all debts to and performed all obligations required by the Senior Lender (the “Senior Debt”).

7.2           Covenants of the Creditor.  For so long as the Senior Debt remains outstanding, the Creditor agrees as follows:

(a)           That the Senior Lender and the Company shall have complete freedom to amend, modify, renew and extend the documents and instruments evidencing the Senior Debt (the “Senior Loan Documents”).  Except as otherwise provided in this Agreement, no amendment or modification of the Senior Loan Documents, no renewal or extension of time for payment of the Senior Debt, no release or surrender of any obligation or security for the Senior Debt, no delay in enforcement of any right or obligation under the Senior Loan Documents nor any delay or omission in exercising any right or power under the Senior Loan Documents, shall in any manner impair or affect any of the Senior Lender’s rights or remedies under the Senior Loan Documents or affect the priority of the lien of the Senior Loan Documents;

(b)           That, except as otherwise provided in this Agreement, the benefits and burdens of this Agreement are transferable to and enforceable by any person to whom the Senior Lender may transfer or assign the Senior Debt or a portion thereof;

(c)           That if the Senior Lender takes possession of the Collateral, either directly or indirectly through a receiver, pursuant to the terms of the Senior Loan Documents, all rents, issues and profits from the Collateral will be applied first to the indebtedness under the Senior Loan Documents before application to any indebtedness outstanding under the Note; and

(d)           That, in the event the Senior Lender has consented to accept the Collateral in lieu of foreclosure following default by the Company and provides the Creditor with written notice of the Senior Lender’s intent and the outstanding indebtedness due under the Senior Lender Loan (the “Senior Lender’s Notice”), the Creditor shall within 30 days after delivery of the Senior Lender’s Notice, either (i) cause the Collateral to be released from the lien of the Note, on the condition that the Senior Lender agree to remit, directly to the Creditor and within 30 days of the availability thereof, any proceeds received by the Senior Lender from any sale of the Collateral in excess of the amounts due and payable to the Senior Lender as a result of the Senior Debt, or (ii) pay to the Senior Lender in certified funds or immediately available wire transfer the full amount of the outstanding indebtedness due under the Senior Lender Loan Documents.  Should the Creditor elect to pay off the Senior Lender Loan, the Senior Lender will cooperate with the Creditor, at its request, in assigning the Senior Loan Documents without recourse to the Creditor, but provided that the Creditor shall execute and deliver to the Senior Lender such indemnifications and assurances as the Senior Lender may reasonably require regarding defaults by the Creditor, as lender, under the Senior Loan Documents arising from and after the assignment to the Creditor of the Senior Loan Documents.

ARTICLE VIII
Miscellaneous

8.1           No Waiver.   No delay or omission by the Creditor to exercise any right or remedy accruing upon any Event of Default shall: (a) impair any right or remedy; (b) waive any default or operate as acquiescence to the Event of Default; or (c) affect any subsequent default of the same or of a different nature.

8.2           Termination.  Upon payment and performance in full of all Obligations, the security interests created by this Agreement shall terminate and the Creditor shall promptly execute and deliver to the Debtor such documents and instruments reasonably requested by the Debtor as shall be necessary to evidence termination of all such security interests given by the Debtor to the Creditor hereunder.

8.3           Notices.  The Creditor shall give the Debtor such notice of any private or public sale as may be required by the UCC. All notices or other communications hereunder shall be in writing (including by facsimile or e-mail transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto.  All such notices and other communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five business days after deposit in the mail, first class; and (iii) if sent by facsimile or e-mail transmission, when sent.

IF TO THE DEBTOR:             United eSystems, Inc.
2150 North Highway 190,
Covington, Louisiana 70433
Fax: (800) 554-2074

IF TO THE CREDITOR:         Robert J. Sorrentino
3811 Hollow Crossing Drive
Orlando, Florida 32817
Fax: (609) 387-8850

8.4           Severability.  Should any provision of this Agreement be found to be void, invalid or unenforceable by a court or panel of arbitrators of competent jurisdiction, that finding shall only affect the provisions found to be void, invalid or unenforceable and shall not affect the remaining provisions of this Agreement.

8.5           Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by the written agreement of the parties.

8.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Louisiana, except as required by mandatory provisions of law and to the extent the validity or perfection of the security interests hereunder, or the remedies hereunder, in respect of any Collateral are governed by the law of a jurisdiction other than Louisiana.

8.7           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Signatures on the next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

THE DEBTOR:
United eSystems, Inc.

By: /s/ Walter Reid Green, Jr.
Walter Reid Green, Jr.
Chief Executive Officer

THE CREDITOR:

/s/ Robert J. Sorrentino
Robert J. Sorrentino